Exhibit 3.138

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:05 PM 08/27/2014

FILED 01:45 PM 08/27/2014

SRV 141115471 - 2435631 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

AMSAFE COMMERCIAL PRODUCTS, INC. (the ‘Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Amended Certificate of Incorporation

RESOLVED, that the directors have determined that the adoption of an amended certificate of incorporation of the Corporation is advisable and in the best interests of the Corporation.

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be, and the same hereby is, amended by deleting in its entirety Article FIRST thereof and inserting in lieu thereof a new Article FIRST reading as follows:

“FIRST: The name of said Corporation shall be Shield Restraint Systems, Inc.”

FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed, for and on behalf of the Corporation, to execute a Certificate setting forth the foregoing resolution adopting an Amended Article FIRST to the Certificate of Incorporation and to cause such Certificate to be filed in the office of the Secretary of State of Delaware.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gregory Rufus, its Secretary, this 28th day of August, 2014.

By: Gregory Rufus, Secretary